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                                                                       EXHIBIT 5



Goodwin Procter                    Goodwin Procter LLP        T: 617.570.1000
                                   Counsellors at Law         F: 617.523.1231
                                   Exchange Place             goodwinprocter.com
                                   Boston, MA 02109



May 4, 2004



Capital Crossing Preferred Corporation
101 Summer Street
Boston, MA  02110

Ladies and Gentlemen:

     This opinion is furnished in connection with the filing by Capital Crossing Preferred Corporation, a Massachusetts corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-11 (the "Registration Statement") relating to 1,725,000 shares of non-cumulative exchangeable preferred stock, Series D, par value $.01 per share, of the Company (the "Registered Shares"), including 225,000 shares which the Underwriters (as defined below) have the option to purchase solely for the purpose of covering over-allotments. All of the Registered Shares are to be sold by the Company to Lehman Brothers Inc. ("Lehman"), RBC Dain Rauscher Inc. ("RBC") and Ferris, Baker Watts
Incorporated (together with Lehman and RBC, the "Underwriters") pursuant to an underwriting agreement to be entered into between the Company, Capital Crossing Bank, a Massachusetts chartered trust company (the "Bank"), and the Underwriters (the "Underwriting Agreement").

     In connection with rendering this opinion, we have examined the form of the proposed Underwriting Agreement; the Restated Articles of Organization and the Amended and Restated By-laws of the Company, each as amended to date; such records of the corporate proceedings of the Company as we deemed material; and such other certificates, receipts, records and documents as we considered necessary for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as certified, photostatic or facsimile copies, the authenticity of the originals of such copies and the authenticity of telephonic confirmations of public officials and others. As to facts relevant to our opinion, we have relied upon certificates or telephonic confirmations of public officials and certificates, documents, statements and other information of the Company or representatives or officers thereof.

     We are attorneys admitted to practice in The Commonwealth of Massachusetts. We express no opinion concerning the laws of any jurisdictions other than the Federal laws of the United States and the laws of The Commonwealth of Massachusetts.
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     Based upon the foregoing, we are of the opinion that when the Underwriting
Agreement is completed (including the insertion therein of pricing terms) and executed by the Company, the Bank and the Underwriters, and the Registered Shares are sold to the Underwriters and paid for pursuant to the terms of the Underwriting Agreement, the Registered Shares will be duly authorized, validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the Prospectus which is a part of such Registration Statement.

                                                 Very truly yours,

                                                 /s/ Goodwin Procter LLP

                                                 GOODWIN PROCTER LLP